UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

THE ULTIMATE SOFTWARE GROUP, INC. (Exact name of registrant as specified in its charter)

Delaware	65-0694077
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 Ultimate Way Weston, Florida	33326
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box    [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d) or (e), check the following box.    [X]

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [ ]

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights, par value 0.01 per share
(Title of Class)

EXPLANATORY NOTE

This Amendment to Form 8-A amends and supplements the information set forth in the Registration Statement on Form 8-A filed by The Ultimate Software Group, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on October 23, 1998 (the “Original 8-A”) and in the amended Registration Statement on Form 8-A/A filed by the Company with the SEC on September 2, 2008 (the “Amended 8-A”), related to the Series A Junior Participating Preferred Stock Purchase Rights (the “Rights”) of the Company issued under the Rights Agreement, originally dated as of October 22, 1998, between the Company and Computershare Trust Company N.A., as rights agent (the “Rights Agent”), as amended and restated on August 26, 2008 and as amended and restated on October 19, 2018 (the “Rights Agreement”).

Item 1.      Description of Registrant’s Securities to be Registered.

Item 1 of the Original 8-A and Amended 8-A is amended and supplemented by adding the following:

Effective October 19, 2018, the Company amended and restated the Rights Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Rights Agreement, a copy of which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 19, 2018, and incorporated by reference herein. The following summarizes the principal modifications to the Rights Agreement effectuated through the amendment and restatement:

(i)    The term has been extended to October 22, 2021;
(ii)    The purchase price has been changed from $135 to $438 for each one one-hundredth of a Preferred Share purchasable pursuant to the exercise of a Right, subject to adjustment;
(iii)    the beneficial ownership with respect to an “Acquiring Person” has been raised from 15% to 20%, and
(iv)    Certain “qualifying offer” provisions have been added.
The foregoing description of the modifications to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, which is filed as Exhibit 4.1 hereto, and is incorporated herein by reference.
The Company intends to recommend the ratification of the Rights Agreement by its stockholders at the Company’s 2019 annual meeting of stockholders. If the Rights Agreement does not receive the requisite vote, the Board of Directors of the Company intends to terminate the Rights Agreement.
Item 2.  Exhibits

Exhibit Number	Description

4.1
Amended and Restated Rights Agreement, dated as of October 19, 2018, between The Ultimate Software Group, Inc. and Computershare Trust Company, N.A., as Rights Agent, which includes the form of Certificate of Designations of Series A Junior Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights as Exhibit C (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on October 19, 2018).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 19, 2018

THE ULTIMATE SOFTWARE GROUP, INC.
By:	/s/ Felicia Alvaro
	Name:	Felicia Alvaro
	Title:	Executive Vice President, Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

4.1
Amended and Restated Rights Agreement, dated as of October 19, 2018, between The Ultimate Software Group, Inc. and Computershare Trust Company, N.A., as Rights Agent, which includes the form of Certificate of Designations of Series A Junior Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights as Exhibit C (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on October 19, 2018).